 Exhibit 99.2

LIQUIDIA FIRST QUARTER 2023 FINANCIAL RESULTS AND CORPORATE UPDATE CONFERENCE CALL

Thursday May 4, 2023 at 8:30 AM ET

OPERATOR:

Good morning and welcome everyone to the Liquidia Corporation First Quarter 2023 Financial Results and Corporate Update conference call. My name is Lisa and I will be your conference operator today. Currently, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that this conference call is being recorded.

I will now hand the call over to Jason Adair, Senior Vice President, Corporate Development & Strategy.

JASON ADAIR:

Thank you Lisa. It is my pleasure to welcome everyone to Liquidia’s First Quarter 2023 Financial Results and Corporate Update Conference Call Joining the call today are:

●	Chief Executive Officer…Roger Jeffs

●	Chief Financial Officer…Michael Kaseta

●	Chief Medical Officer…Rajeev Saggar

●	Chief Commercial Officer…Scott Moomaw

●	And General Counsel …Rusty Schundler

Before we begin, please note that today's conference call will contain forward-looking statements, including those statements regarding future results, unaudited and forward-looking financial information as well as the company's future performance and/or achievements. These statements are subject to known and unknown risks and uncertainties, which may cause our actual results or performance to be materially different from any future results or performance expressed or implied on this call. For additional information, including a detailed discussion of our risk factors, please refer to the company's documents filed with the Securities and Exchange Commission, which can be accessed on our website.

I would now like to turn the call over to Roger for our prepared remarks after which he will open the call up for your questions.

R. Jeffs, CEO:

Good morning, everyone and thank you for joining us.

As we said just 7 weeks ago, our confidence remains high…our balance sheet is strong…our legal team continues to have success in the courts…and the market opportunity for YUTREPIA, our dry-power inhaled formulation of treprostinil, continues to expand as physicians gain better exposure to the benefits of inhaled prostacyclins in treating PAH and PH-ILD patients.

This PH-ILD opportunity is especially intriguing because it seems that the medical and investor community at-large is quickly catching up to the true value that can be created by finally offering an option to this previously untreated group. It’s helpful to see the increasing demand for inhaled treprostinil and the increased diagnosis and treatment of PH-ILD. It should accelerate adoption of YUTREPIA given the clear benefits of tolerability, titratability and over-all patient experience with a low-resistance device. While we wait for the opportunity to launch the product, we look forward to further defining YUTREPIA’s beneficial product profile in an open-label study in PH-ILD patients that we intend to initiate later this year.

One of the reasons we decided to move up our earnings this quarter is to offer near real-time feedback on the most recent legal events that are gating to the potential approval and launch of YUTREPIA. I’d like to hand the call over to Rusty, who was just in Federal Circuit Court yesterday for the oral arguments of the Hatch-Waxman appeals. Rusty…

R. SCHUNDLER, GC:

Thank you, Roger.

As a reminder, the Company is an active party to two separate ongoing appeal proceedings at the Court of Appeals for the Federal Circuit, either of which could open the path to final FDA approval of YUTREPIA if ruled in Liquidia’s favor. Broadly speaking, the appeals relate to two patents asserted by United Therapeutics, the ‘066 patent and the ‘793 patent.

The first, and most advanced, ongoing appeal proceeding relates to the District Court’s decision last August in the Hatch-Waman Litigation. In this proceeding, UTC is appealing the District Court’s ruling related to the ‘066 Patent which found five of the six asserted claims of the ‘066 Patent are invalid and that the remaining asserted claim is not infringed by Liquidia. And Liquidia is appealing the District Court’s decision with respect to the ‘793 Patent, which found that all of the claims were valid and infringed by Liquidia based on the arguments that were presented during the Hatch-Waxman Litigation.

Yesterday, the Federal Circuit conducted oral arguments in this appeal. The majority of the argument time was spent addressing Liquidia’s appeal of the District Court’s decision with respect to the ‘793 patent, with only a few questions from the judges and a couple minutes spent on UTC’s appeal of the District Court’s decision with respect to the ‘066 patent. Although it is premature to speculate as to the outcome of the appeal, we hope to receive a decision from the court within the next few months.

The second ongoing appeal proceeding was initiated by United Therapeutics in April, after the PTAB rejected their rehearing request and reaffirmed its previous decision which found that all of the claims in the ‘793 patent were unpatentable. We currently anticipate that briefing in this appeal will conclude by early in the 4th quarter, and expect oral argument to be scheduled either late this year or in the first half of 2024. We will not know the scheduled date for oral arguments until after briefing is complete. Once argued, we would then anticipate that a decision could be rendered by the Court as early as a few days after oral argument, if the Court issues a summary affirmance, or within a few months after oral argument if a full written opinion is issued.

When these appeals are taken together, if all of the original decisions are affirmed on appeal, then we will be clear to seek final approval of Yutrepia.

I’ll now pass the call on to Mike for an overview of our financial reporting, Mike…

M. KASETA, CFO

Thank you, Rusty, and good morning everyone.

From a financial perspective, the company has never been stronger or its future brighter. The combination of cash on-hand and access to future funds through our revenue-financing agreement provides a solid foundation from which we can build our presence in the PH community. We have recently initiated a hiring effort to support our commercial and medical affairs team. At the same time, our operations team continues to ramp production of commercial inventory and will be prepared whenever we get the green-light to launch YUTREPIA.

Turning to our first quarter 2023 financial results, which can be found in the press release issued today, you will see that:

●	Revenue was $4.5 million for the three months ended March 31, 2023, compared to $3.5 million for the same quarter in 2022. Revenue related primarily to the sale of Treprostinil Injection under the profit-split agreement with Sandoz, and the increase of $1.0 million was primarily due to increased quantities and favorable gross-to-net rebate adjustments.

●	Cost of revenue was $0.7 million for the quarter, which was the same compared to first quarter 2022

●	Research and development expenses were $5.3 million for the quarter, compared to $4.7 million for the first quarter 2022. The increase of $0.6 million or 12% was primarily due to a $0.5 million increase in consulting and personnel expenses in preparation for the potential commercialization of YUTREPIA.

●	General and administrative expenses were $7.8 million in the first quarter 2023 compared with $12.5 million for the comparable quarter in 2022. The decrease of $4.7 million or 38% was primarily due to a $4.0 million decrease in legal fees related to ongoing YUTREPIA-related litigation and a $1.8 million decrease in stock-based compensation expense driven by an option modification charge recorded in 2022. These decreases were offset by a $1.1 million increase in commercial, marketing, and personnel expenses in preparation for the potential commercialization of YUTREPIA.

●	Other Expenses in the quarter totaled $2.5 million, an increase of $1.0 million over the same quarter last year, and included a $2.3 million loss on extinguishment of debt related to repayment of our loan with SVB in January 2023.

●	All totaled, we incurred a net loss in the first quarter of 2023 of $11.7 million, or 18 Cents per basic and diluted share, compared to a net loss of $15.9 million, or 30 Cents per basic and diluted share, for the first quarter 2022.

●	On the balance sheet, we ended the first quarter with cash and cash equivalents totaling $94.4 million and feel well prepared to execute on our objectives for the year ahead.

I would now like to turn the call back over to Roger.

R. JEFFS, CEO:

Thank you, Mike.

Finally, I want to briefly address a comment that was made by United Therapeutics in its earnings call yesterday in which it compared emitted dose calculations between Yutrepia and Tyvaso DPI. This is a red herring. Patients and physicians don’t care about emitted dose calculations – they only care about the actual dose received. As confirmed in our registration studies, and validated by the FDA in their granting of tentative approval, Yutrepia reliably and precisely delivers doses to patients that are comparable to all of the treprostinil doses in the Tyvaso DPI label, as well as doses above and beyond those that are in the Tyvaso DPI label.

Patients also care about the comfort and usability of the treatment. And we believe that our low-resistance device, its ease of use, and robustness will be strongly favored by patients and their providers.

As you can tell ….our excitement and confidence is rapidly escalating as we prepare for the potential launch of YUTREPIA.

At this time, I would now like to open it up for questions. Operator, first question please…..

AFTER Q&A SESSION, ROGER WILL CLOSE WITH:

With no further questions, again we thank you for joining us today and look forward to reporting on our continued progress in the coming quarters.